EXHIBIT 4.4

ASSUMPTION AGREEMENT

        THIS ASSUMPTION AGREEMENT (this “Agreement”), dated as of September 30, 2004, is entered into by and between Enterprise Products Partners L.P., a Delaware limited partnership (“Enterprise MLP”), and GulfTerra Energy Partners, L.P., a Delaware limited partnership (“GulfTerra MLP”).

RECITALS

        WHEREAS, pursuant to a Merger Agreement dated December 15, 2003, as amended, by and among Enterprise MLP, GulfTerra MLP, GulfTerra GP, Enterprise GP, and Enterprise Products Management LLC (“Acquisition LLC”), Acquisition LLC will be merged with and into GulfTerra MLP, with GulfTerra MLP as the sole surviving entity (the “Merger”); and

        WHEREAS, in connection with the Merger, GulfTerra MLP’s Series A Common Units will be converted into Enterprise MLP’s Common Units; and

        WHEREAS, GulfTerra MLP issued and there remain outstanding certain Series F Convertible Units, consisting of 80 Series F2 Convertible Units, which are convertible into GulfTerra MLP’s Series A Common Units on the terms and subject to the conditions set forth in a Statement of Rights, Privileges and Limitations of Series F Convertible Units, dated May 16, 2003 (as amended, the “Statement”); and

        WHEREAS, Section 3.3(e) of the Statement requires that Enterprise MLP, in connection with the Merger, assume all of GulfTerra MLP’s obligations in respect of any Series F Convertible Units that remain outstanding following the Merger;

        NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the parties to this Agreement undertake and agree as follows:

        1.       Assumption by Enterprise. Enterprise MLP hereby assumes and agrees to duly and timely perform and discharge all obligations and liabilities of GulfTerra MLP under the Statement in respect of any Series F Convertible Units that remain outstanding and not expired following the Merger. (A) All references in the Statement to the Partnership shall hereafter be references to Enterprise MLP, (B) all references in the Statement to the Series A Common Units shall hereafter be references to Enterprise MLP’s Common Units, (C) all references in the Statement to the Measuring Date Unit Price shall hereafter mean $19.751381, subject to adjustment pursuant to Section 3 of the Statement, (D) all references in the Statement to the Cashless Conversion Trigger Price shall hereafter mean $14.36464, subject to adjustment pursuant to Section 3 of the Statement, (E) all references in the Statement to the Maximum Number shall mean 11,818,326, subject to adjustment pursuant to Section 3, and (F) all references in the Statement to the Prevailing Unit Price, Daily Market Unit Price and Conversion Unit Price shall hereafter be references to such prices with respect to Enterprise. GulfTerra MLP confirms and agrees that, except to the extent expressly assumed by Enterprise MLP pursuant to this Section 1, GulfTerra MLP shall remain solely liable for all obligations under the Statement and in respect of the Series F Convertible Units. Whenever GulfTerra MLP receives any notice or other communication under or pursuant to the Statement which relates to any obligation assumed hereby by Enterprise MLP, GulfTerra MLP will promptly notify Enterprise MLP thereof at 2727 North Loop West, Houston, Texas 77008-1044, Attention: Chief Legal Officer, telecopy no. (713) 880-6570.

        2.       Assurances. From time to time after the date hereof, and without any further consideration, each of the parties to this Agreement shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement.

        3.       Governing Law. The provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, excluding any conflict of laws rule or principle that might refer the construction or interpretation hereof to the laws of another jurisdiction.

        4.       Entire Agreement; Amendments and Waivers. This Agreement together with the Statement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

        5.       Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement shall not be assignable by either party hereto without the written consent of the other party hereto. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

        6.       Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

        7.       Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

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        IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

GULFTERRA ENERGY PARTNERS, L.P.

By:	/s/ James H. Lytal
James H. Lytal President and Chief Commercial Officer

ENTERPRISE PRODUCTS PARTNERS L.P.

By:	Enterprise Products GP, LLC, its general partner

By:	/s/ Michael A. Creel
Michael A. Creel Executive Vice President and Chief Financial Officer

Signature Page to Assumption Agreement